EXHIBIT 99
----------




FOR IMMEDIATE RELEASE



Contact:  Eileen M. Sanaghan--Chicago +312/228-2774



      LA SALLE HOTEL PROPERTIES REPORTS INCREASE IN FIRST QUARTER FFO
                   Portfolio RevPAR Advances 2.3 Percent


      BETHESDA, MD, APRIL 24, 2000 -- LaSalle Hotel Properties (NYSE: LHO) today reported funds from operations (FFO) of $9.0 million for the first quarter 2000 versus FFO of $8.8 million for the first quarter 1999. On a per share/unit basis, first quarter 2000 FFO was $0.49 versus first quarter 1999 FFO of $0.48.

      For the quarter ended March 31, total portfolio room revenue per available room (RevPAR) increased 2.3 percent to $92.42 compared to $90.33 in the first quarter 1999, due to a 3.6 percent increase in average daily rate (ADR) which offset a 0.8 percentage point contraction in occupancy. For the non-comparable hotels which were under renovation in the first quarter of 1999 or 2000, RevPAR increased 4.0 percent as occupancy improved
1.0 percentage point and ADR increased 2.3 percent over the prior year.

      Jon Bortz, President and CEO of LaSalle Hotel Properties, indicated that the company was very pleased with its first quarter results. "During the quarter, our hotels benefitted from their locations in high barrier-to-entry resort, convention and urban markets as well as our renovation activities during 1999. Hotel room demand improved in February from January, and March was strong. We are seeing healthy room demand in 2000 with all segments participating, including group, commercial transient, and leisure. Non-room revenues, including food and beverage, telephone, recreation, and audio-visual, also delivered healthy increases over 1999's first quarter, due primarily to favorable meeting business," said
Mr. Bortz.

      "The major capital investments we made in 1999 and throughout 2000 should enable us to maximize the competitiveness of our hotels in the future as we continue to drive rate and generate RevPAR growth. As a result, we continue to forecast full-year RevPAR gains of 3 to 4 percent for the portfolio," he added.

      During the first quarter, LaSalle Hotel Properties achieved significant milestones in the repositioning of two key assets and the renovation of two additional hotels. The Hotel Viking, which commenced its approximately $9 million renovation and expansion in November 1999, was partially re-opened April 1st, with full completion expected by Memorial Day.

      "We are pleased with the results of the Hotel Viking's renovation and expansion and believe that we have significantly upgraded and enhanced the quality of the hotel by restoring its historic charm and appeal. The combination of the strong Newport resort market and the newly upgraded and expanded property should enable this hotel to rapidly increase its market share and RevPAR," said Mr. Bortz. "The renovation included the addition of 43 guestrooms as well as a complete guestroom and public area renovation. The project was accelerated in order to benefit from the demand associated with the prime tourist season, which commences Memorial Day weekend."

      Additionally, LaSalle Hotel Properties made significant progress in completing Phase Two of the three-year approximately $24 million renovation and repositioning of the San Diego Paradise Point Resort. This included a new lobby, renovation of the remaining 270 guestrooms, a new entryway and resort signage, and significantly enhanced landscaping. Phase Two is expected to be finished early in the second quarter. During the first quarter, the Company also completed the full guestroom renovation of the 270-room luxury Harborside Hyatt in Boston as well as the guestsuite and exterior renovation at Le Montrose, a 132-room all-suite luxury hotel in West Hollywood, California.

      This year, the Company anticipates spending approximately $30 million for property repositioning and renovation projects. Combined with 1999 renovation projects, approximately $14,000 of capital expenditures per guestroom will be spent by year-end 2000 throughout the Company's portfolio.

      Participating lease revenues for the first quarter increased 4.8 percent to $16.9 million over first quarter 1999. Net income for the first quarter 2000 was $1.7 million, or $0.10 per share (basic and diluted), compared to net income of $2.5 million, or $0.16 per share (basic and diluted) last year. At the end of the first quarter, LaSalle Hotel Properties had total outstanding debt, including its portion of the joint venture secured debt, of approximately $276 million of which $178.4 million was outstanding on the Company's $235 million line of credit.

      On January 25, 2000, LaSalle Hotel Properties acquired the 1,176-room Chicago Marriott Downtown in a joint venture with The Carlyle Group. The Chicago Marriott Downtown is a full-service, upscale convention hotel located on North Michigan Avenue, in the heart of Chicago's world-famous "Magnificent Mile." This upscale convention hotel is LaSalle Hotel Properties' fourth hotel acquisition since going public in April 1998. Other acquired hotels include the San Diego Paradise Point Resort, a 462-room upscale resort in San Diego; the Harborside Hyatt, a 270-room full service luxury conference center in Boston; and the Hotel Viking, a 237-room resort in Newport, Rhode Island.

      LaSalle Hotel Properties declared its first quarter dividend of $0.38 per share on April 14, 2000. The dividend is payable on May 15, 2000 to the shareholders of record at the close of business on April 28, 2000. Based on the closing price on April 24th, the dividend on an annualized basis represents a dividend yield of 10.9 percent.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust which owns or has interests in 14 upscale and luxury full-service hotels, totaling approximately 5,500 guest rooms in 14 markets in 11 states. LaSalle Hotel Properties is focused on investing in upscale and luxury full-service hotels located primarily in urban, resort and convention markets. The company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Le Meridien Hotels & Resorts, Marriott International, Inc., Radisson Hotels International, Inc., Crestline Hotels & Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts and Hyatt Hotels Corporation.

      LaSalle Hotel Properties serves as the exclusive vehicle for Jones Lang LaSalle's hotel investment activities in the United States. Jones Lang LaSalle (NYSE: JLL) is the world's leading real estate services and investment management firm with more than $21.5 billion of assets under management and operating across more than 100 key markets in 32 countries on five continents.

      For more information on LaSalle Hotel Properties, please visit the company's website at www.lasallehotels.com.

STATEMENTS IN THIS PRESS RELEASE REGARDING, AMONG OTHER THINGS, FUTURE FINANCIAL RESULTS AND PERFORMANCE, ACHIEVEMENTS, PLANS AND OBJECTIVES MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE, ACHIEVEMENTS, PLANS AND OBJECTIVES OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE THOSE DISCUSSED UNDER "BUSINESS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", "QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK" AND ELSEWHERE IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, UNDER "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" IN THE COMPANY'S PROXY STATEMENT WITH RESPECT TO THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2000, UNDER "RISK FACTORS" AND ELSEWHERE IN THE COMPANY'S PROSPECTUS FILED AS PART OF ITS REGISTRATION STATEMENT (333-45647) AND IN OTHER PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT ANY CHANGE IN COMPANY EXPECTATIONS OR RESULTS, OR ANY CHANGE IN EVENTS.



ADDITIONAL CONTACTS:
-------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties --
      301/941-1516

Raymond Martz, Director of Finance/Investor Relations LaSalle
      Hotel Properties -- 301/941-1516

website:  www.lasallehotels.com

                         LA SALLE HOTEL PROPERTIES
                           Statements of Income
             (Dollar amounts in thousands, except share data)



                                          For the three   For the three
                                           months ended    months ended
                                             March 31,       March 31,
                                               2000            1999
                                          -------------   -------------

Participating lease revenue . . . . . .     $   16,877      $   16,106
Interest income . . . . . . . . . . . .            290             241
Other income. . . . . . . . . . . . . .            (21)           (114)
                                            ----------      ----------
      Total revenues. . . . . . . . . .         17,146          16,233

Depreciation and other amortization . .          6,971           5,742
Real estate and personal property
  taxes, property and casualty
  insurance . . . . . . . . . . . . . .          1,953           1,997
Ground rent . . . . . . . . . . . . . .            586             651
General and administrative. . . . . . .            293             355
Interest expense. . . . . . . . . . . .          4,454           3,505
Amortization of deferred financing
  costs . . . . . . . . . . . . . . . .            259             241
Advisory fees . . . . . . . . . . . . .            769             661
Minority interest . . . . . . . . . . .            163             552
Other expense . . . . . . . . . . . . .              4              21
                                            ----------      ----------
      Total expenses and
        minority interest . . . . . . .         15,452          13,725
                                            ----------      ----------
Net income. . . . . . . . . . . . . . .     $    1,694      $    2,508
                                            ==========      ==========

SHARE DATA:
Net income per weighted average
 common share outstanding:
    -  Basic. . . . . . . . . . . . . .     $     0.10      $     0.16
    -  Diluted. . . . . . . . . . . . .     $     0.10      $     0.16

Weighted average number of
 common shares outstanding:
    -  Basic. . . . . . . . . . . . . .     16,881,979      15,230,052
    -  Diluted. . . . . . . . . . . . .     16,894,833      15,230,052

FUNDS FROM OPERATIONS (FFO):
  Net income. . . . . . . . . . . . . .     $    1,694      $    2,508
  Depreciation. . . . . . . . . . . . .          6,969           5,741
  Equity in depreciation of
    Joint Venture . . . . . . . . . . .            150           --
  Minority interest . . . . . . . . . .            163             552
                                            ----------      ----------
      FFO . . . . . . . . . . . . . . .     $    8,976      $    8,801
                                            ==========      ==========

FFO per common share and unit:
    - Basic . . . . . . . . . . . . . .     $     0.49      $     0.48
    - Diluted . . . . . . . . . . . . .     $     0.49      $     0.48

Weighted average number of common
 shares and units outstanding:
    - Basic . . . . . . . . . . . . . .     18,453,485      18,411,775
    - Diluted . . . . . . . . . . . . .     18,466,339      18,411,775

                         LA SALLE HOTEL PROPERTIES
                      Statistical Data for the Hotels



                                          For the three   For the three
                                           months ended    months ended
                                             March 31,       March 31,
                                               2000            1999
                                          -------------   -------------

COMPARABLE  HOTELS (1)

Occupancy . . . . . . . . . . . . . . .           73.0%          75.2%
  Increase. . . . . . . . . . . . . . .          (2.9%)

ADR . . . . . . . . . . . . . . . . . .        $137.18         $131.40
  Increase. . . . . . . . . . . . . . .           4.4%

REVPAR. . . . . . . . . . . . . . . . .        $100.19          $98.87
  Increase. . . . . . . . . . . . . . .           1.3%


NON-COMPARABLE HOTELS (1)

Occupancy . . . . . . . . . . . . . . .          59.5%           58.5%
  Increase. . . . . . . . . . . . . . .           1.7%

ADR . . . . . . . . . . . . . . . . . .        $136.60         $133.58
  Increase. . . . . . . . . . . . . . .           2.3%

REVPAR. . . . . . . . . . . . . . . . .         $81.29          $78.15
  Increase. . . . . . . . . . . . . . .           4.0%


TOTAL PORTFOLIO

Occupancy . . . . . . . . . . . . . . .          67.5%           68.3%
  Increase. . . . . . . . . . . . . . .          (1.3%)

ADR . . . . . . . . . . . . . . . . . .        $136.97         $132.17
  Increase. . . . . . . . . . . . . . .           3.6%

REVPAR. . . . . . . . . . . . . . . . .         $92.42          $90.33
  Increase. . . . . . . . . . . . . . .           2.3%




(1)   Non-Comparable Hotels for:

      Three months ended March 31 include Le Montrose, Hotel Viking, Harborside Hyatt, Radisson South, Marriott Seaview, and
      San Diego Paradise Point Resort. Comparable Hotels include all Hotels excluding those in Non-Comparable hotels.